UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2006, Avista Corporation (Avista Corp. or the Company) amended its committed line of credit agreement with various banks. The committed line of credit was originally entered into on December 17, 2004. Amendments to the committed line of credit include a reduction in the total amount of the facility to $320.0 million from $350.0 million and an extension of the expiration date to April 5, 2011 from December 16, 2009. The Company chose to reduce the facility based on forecasted liquidity needs. Under the amended credit agreement, the Company can request the issuance of up to $320.0 million in letters of credit, an increase from $150.0 million prior to the amendment. The amended committed line of credit is secured by $320.0 million of non-transferable First Mortgage Bonds of the Company issued to the agent bank. Such First Mortgage Bonds would only become due and payable in the event, and then only to the extent, that the Company defaults on its obligations under the committed line of credit.

The amended committed line of credit agreement contains customary covenants and default provisions, including a covenant requiring the ratio of “earnings before interest, taxes, depreciation and amortization” to “interest expense” of Avista Utilities for the preceding twelve-month period at the end of any fiscal quarter to be greater than 1.6 to 1. The committed line of credit agreement also has a covenant not to permit the ratio of “consolidated total debt” to “consolidated total capitalization” of Avista Corp. to be greater than 70 percent at the end of any fiscal quarter. Under the amendment, this ratio will be increased to 75 percent during the period between the completion of the proposed change in the Company’s corporate organization (see description below) and December 31, 2007.

In February 2006, the Board of Directors of Avista Corp. made the decision to ask shareholders to approve a change in the Company’s organization, which would result in the formation of a holding company. The proposed holding company would become the parent to the regulated utility Avista Corp. (Avista Utilities) and Avista Capital, which is the parent to the Company’s non-utility subsidiaries. If the proposed change in organization becomes effective, the committed line of credit agreement will remain at Avista Corp. (Avista Utilities). The proposal for the formation of a holding company will be described for shareholders in Avista Corp.’s Proxy Statement-Prospectus to be distributed to shareholders in connection with the annual meeting of shareholders. Avista Corp. has filed for regulatory approval from the Federal Energy Regulatory Commission and the utility regulators in Washington, Idaho, Oregon and Montana, conditioned on approval by shareholders. If shareholders approve the proposal, and if state and federal regulatory approvals are received, the holding company organization could be implemented by the end of 2006.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of amendments to Avista Corp.’s committed line of credit agreement under Item 1.01.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Fortieth Supplemental Indenture, dated as of April 1, 2006.

10.1	Amendment No. 1, dated as of April 6, 2006, to and under the Credit Agreement, dated as of December 17, 2004, among Avista Corporation, the Banks party thereto, Bank of America, N.A., as Managing Agent, Keybank National Association and U.S. Bank, National Association, as Documentation Agents, Wells Fargo Bank, as Documentation Agent and an Issuing Bank, Union Bank of California, N.A., as Syndication Agent and an Issuing Bank, and The Bank of New York, as Administrative Agent and an Issuing Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: April 12, 2006	/s/ Malyn K. Malquist
Malyn K. Malquist
Senior Vice President and
Chief Financial Officer